UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2022

RDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-232091	45-2482974
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Lakeside Corporate Court 5880 Live Oak Parkway, Suite 100 Norcross, Georgia 30093	15212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-506-9680

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	RSTN	OTC:QB

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2022, the registrant (“RDE, Inc.” or “RDE”), through its newly formed Delaware subsidiary, GameIQ Acquisition Corp., Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GameIQ, a California corporation, that is a developer of consumer gamification technologies for retail businesses. Under the terms of the Merger Agreement, RDE has issued 600,000 restricted shares of its common stock and issued promissory notes to Balazs Wellisch, President and co-founder, and Quentin Blackford, Director, of GameIQ, in the principal amounts of $78,812.60 and $62,100.58, respectively, bearing interest at 1% per annum, to repay loans by Messrs. Wellisch and Blackford to GameIQ to provide it with necessary funding during the COVID-19 pandemic. Each Note requires repayment in six equal biannual installments with the first installment due on the six-month anniversary of the Closing Date as that term is defined in the Merger Agreement (January 31, 2022). Following the merger, GameIQ shall merge with and into Restaurant.com, Inc., a wholly-owned subsidiary of RDE. In addition, Balazs Wellisch will become Chief Technology Officer of Restaurant.com.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

RDE will be issuing a press release concurrent with the filing of this Current Report on Form 8-K to announce the Merger Agreement. A copy of the press release is filed as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Agreement and Plan of Merger dated January 31, 2022 by and among RDE, Inc., GameIQ Acquisition Corp. and GameIQ, Inc.

99.1	Press Release dated February 2, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 2, 2022	RDE, Inc.

	By:	/s/ Ketan Thakker
Ketan Thakker
President and CEO

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